Exhibit 99.6

Writer’s Name:	Wong Gang	Tel:	6439 4833

Secretary:	Angela Leow	E-Mail:	gang.wong@shooklin.com

Our ref:	WOG/2250303

PRIVATE & CONFIDENTIAL

APEX Global Solutions Limited

1 Tuas View Place

#03-14 Westlink One

Singapore 637433

Attention: The Board of Directors

11 February 2026

Dear Sir/ Madam,

SINGAPORE LEGAL OPINION ON THE PROPOSED LISTING OF APEX GLOBAL SOLUTIONS LIMITED (THE “LISTCO”) ON THE NATIONAL ASSOCIATION OF SECURITIES DEALERS AUTOMATED QUOTATIONS (“NASDAQ”) BY WAY OF SHARE OFFER (THE “LEGAL OPINION”) – LEGAL DUE DILIGENCE ON JENERIC VENTURE PTE. LTD. (THE “COMPANY”) WHO WILL BE A SUBSIDIARY OF THE LISTCO

I. INTRODUCTION

We are a law firm duly qualified to practice Singapore law in Singapore.

We act as legal advisers to the Company on Singapore law in connection with the proposed listing of the ListCo (the “Listing”) on the NASDAQ by way of share offer (the “Share Offer”). A prospectus will be issued by the ListCo in connection with the Listing (the “Prospectus”).

II. LEGAL ADVICE SOUGHT

We have been requested by the ListCo to advise on the following matters:

A.	due incorporation and good standing of the Company;

B.	corporate information relating to the Company in respect of its dividend payments, directors, shareholders, and share capital;

C.	whether the material contracts/agreements entered into by the Company (or in relation to the shares of the Company, as the case may be) which are governed by Singapore law are legally binding, valid and enforceable;

D.	disclosure of material Singapore laws and regulations which are applicable to the Company’s business operations in the Prospectus;

Shook Lin & Bok LLP	旭龄及穆律师事务所

1 Robinson Road #18-00 AIA Tower Singapore 048542 Tel: +65 6535 1944 Fax: +65 6535 8577 Email: slb@shooklin.com Website: www.shooklin.com

Shook Lin & Bok LLP (Unique Entity No. T07LL0924K) is registered in Singapore under the Limited Liability Partnerships Act (Chapter 163A) with limited liability.

THE INFORMATION CONTAINED IN THIS TRANSMISSION IS CONFIDENTIAL AND ONLY FOR THE INTENDED RECIPIENT IDENTIFIED ABOVE. IF YOU ARE NOT THE INTENDED RECIPIENT, YOU ARE HEREBY NOTIFIED THAT ANY DISSEMINATION OR USE OF THIS COMMUNICATION IS PROHIBITED. IF YOU HAVE RECEIVED THIS TRANSMISSION IN ERROR, PLEASE IMMEDIATELY NOTIFY US BY TELEPHONE, RETURN THE ORIGINAL MESSAGE TO US, AND RETAIN NO COPY.

E.	whether the Company has the necessary licences, approvals and/or permits from governmental and regulatory authorities which are material for the conduct of its business and operations in Singapore, and if there are any material legal impediments for the Company to renew them;

F.	the Company’ intellectual properties (if any) in Singapore;

G.	whether the Company owns or rents from third parties any properties in Singapore and whether the use of these properties is in compliance with the permitted use under the relevant agreement(s) (if applicable) and as permitted by the Urban Redevelopment Authority;

H.	whether the Company is involved in any legal proceedings and/or regulatory actions in Singapore;

I.	whether the Company has complied with the requirements of Singapore law in respect of the employment of foreign and local manpower and in respect of laws in relation to labour and trade unions where applicable;

J.	whether the employment contracts entered into by the Company which are governed by Singapore law are legally binding, valid and enforceable;

K.	whether the Company has complied with mandatory insurance requirements for its employees under Singapore law;

L.	whether the Company has complied with the requirements of Singapore law in respect of contributions to the Central Provident Fund (“CPF”) for its employees; and

M.	matters relating to the Listing;

N.	tax matters.

III. GOVERNING LAW

This Legal Opinion, and in particular our advice and/or opinions set out in Section V herein, is limited to matters of the laws of Singapore as applied by the Singapore courts as at the date of this Legal Opinion and is given on the basis that it will be governed by and construed in accordance with the laws of Singapore. Any liability which may arise in respect of this Legal Opinion is to be governed by the laws of Singapore.

We express no advice and/or opinions with respect to the laws of any other jurisdiction. We have made no investigation of the laws of any country or jurisdiction other than Singapore and do not express or imply any advice and/or opinions thereof.

Our advice and/or opinions expressed herein pertain to the laws of Singapore only, and we express no advice and/or opinions with respect to any other matter. This Legal Opinion is also given on the basis that we undertake no responsibility and are under no obligation to advise you of any other matters that may occur after the date of this Legal Opinion which could render the advice and/or opinions expressed herein no longer applicable.

IV. LEGAL WORK UNDERTAKEN

For the purposes of rendering our advice and/or opinions set out in Section V herein, we have been provided with, and reviewed and relied on, information and originals or copies of documents specifically set out in Schedule 1 below (the “Reference Documents”) and the confirmation letter given by Goh Kwang Yong, the sole director signing for and on behalf of the Company, dated 22 September 2025 (the “Confirmation Letter”, together with the Reference Documents, the “Documents”). For the purposes of rendering our advice and/or opinions set out in Section V herein, we have relied on the Confirmation Letter only to the extent such information does not involve matters of law and are not inconsistent with our understanding and knowledge in any material respect. Although we are not aware that any material documents and/or information have been withheld or not been provided to us, we further assume that no material documents and/or information whenever requested during the due diligence process have been withheld or otherwise not provided to us for any reason.

Other than the Documents, we have not reviewed any other information and/or documents and have not made any other enquiries or investigations for the purpose of rendering our advice and/or opinions set out in Section V herein.

V. OUR ADVICE AND/OR OPINIONS

Based on our review of the Documents, and subject to the assumptions and qualifications set out in Sections IV, VI and VII herein, we wish to advise and/or opine as follows. Our advice and/or opinions below are expressed and/or given as at the date of this Legal Opinion (unless expressly stated otherwise):

A.	Due incorporation and good standing of the Company

1.	The Company was duly and validly incorporated with limited liability under the Companies Act 1967 of Singapore (the “Companies Act”) with details as follows:

Name of Entity	Legal Form	Date of Incorporation
JENERIC VENTURE PTE. LTD.	Private Company Limited by Shares	29 October 2019

2.	The Company is validly existing in Singapore, and has the status of an independent legal entity, having full capacity, power, and authority to enter into legally binding and enforceable contracts and undertakings, with full power to sue or be sued in its own name, and it may do any act that is legally permitted or required to do by the constitution of the Company (the “Constitution”) or any law of Singapore. the Company has the corporate power and capacity to carry on the Business Activities (as defined below).

3.	The Company is in good standing in Singapore, meaning solely that it had not failed to make any filing with any Singapore authority which would make it liable to be struck off the register of companies with ACRA and thereby cease to exist under the laws of Singapore.

4.	Based on our inspection of the Court Searches (as defined herein below), there are no pending legal actions, suits or proceedings concerning the Company before the courts of Singapore. Based on the Confirmations, save as disclosed in Schedule 3, the Company has not been the subject of or involved in any investigation or legal proceedings (including insolvency, winding-up or dissolution proceedings), whether as plaintiff or defendant, or action taken or initiated, or penalty imposed by any regulatory or governmental authority in Singapore during the period from 1 January 2022 to the date of this Legal Opinion (“Track Record Period”).

5.	Our review of the Documents does not indicate the existence of any charge required to be registered under the Companies Act, nor have we found from our searches conducted with ACRA any other charge registered with ACRA for the Company as at 11 February 2026.

6.	Based on our review of the Documents, the Constitution of the Company complies with the requirements of Singapore law as at the date hereof and has been duly adopted by the Company.

B.	Corporate information

1.	Share capital and Shareholders

a)	The issued and paid-up capital of the Company are in accordance with the Company’ Constitution and the particulars registered with ACRA, based on searches conducted with ACRA on 11 February 2026. For the purposes of this Legal Opinion, shares in the capital of the Company shall be referred to as “Shares”.

b)	The issued and paid-up share capital and the respective percentages of shareholdings of the existing shareholders of the Company are contained in the electronic register of members maintained by the Registrar pursuant to Section 196A of the Companies Act.

c)	The issued and paid-up share capital of the Company, based on searches conducted with ACRA on 11 February 2026, was S$100,000 consisting of 100,000 ordinary and fully paid-up Shares.

d)	The shareholders of the Company, based on searches conducted with ACRA on 11 February 2026, and their respective shareholdings were as follows:

Name	Number of Shares	Percentage of Shareholding (%)
ASCENDO GLOBAL LIMITED (a business company incorporated in the British Virgin Islands (“BVI”), with the company number: 2174150)	100,000	100
Total	100,000	100

e)	Based on our review of the Documents and Confirmation Letter, Ascendo Global Limited was a direct wholly-owned subsidiary of Jeneric Holdings Pte. Ltd., a company incorporated under the laws of Singapore with the unique entity number 201109735H.

On 20 May 2025, Jeneric Holdings Pte. Ltd., Ascendo Global Limited and the ListCo entered into a share swap agreement whereby Jeneric Holdings Pte. Ltd. agreed to sell, and the ListCo agreed to purchase, all the issued shares of Ascendo Global Limited in consideration for the ListCo to allot and issue an aggregate of 27,500,000 Class B Shares to Jeneric Holdings, all credited as fully paid. After a series of share conversions and transfers, Ascendo Global Limited is presently held by the ListCo.

f)	The relevant shareholder listed in paragraph (d) above is the legal and registered owner of the Shares set out against its name in the register of members of the Company.

All issues, allotment and transfers of Shares and all changes in the issued and paid-up capital of the Company since its incorporation to date are set out in Schedule 2. Apart from the issue and allotment of Shares as set out in Schedule 2, based on the Confirmation Letter, there has been no other shareholding changes in the Company and the Company has not granted any person any right, warrant or option to subscribe for, or any security convertible into, any Shares or other equity interest in the Company. Based on our review of the Documents, all issues and allotment of Shares as shown in Schedule 2 were validly, properly and legally conducted, completed, settled, duly authorised, duly recorded, have been fully paid-up and effected in accordance with the Constitution of the Company (where applicable) and the Companies Act, and duly lodged with ACRA.

g)	Since the date of incorporation, based on our review of the Documents and as confirmed in the Confirmation Letter, there is no evidence of any (i) outstanding agreements or unexercised options, warrants, conversion, pre-emptive or other similar rights (whether exercisable now or in the future and whether contingent or not) in respect of the allotment, issue, purchase, transfer, buy-back or redemption of any Shares or unissued shares in the share capital of the Company, save for the pre-emption rights provided in the Constitution of the Company; (ii) security interests, liens, mortgages, charges, pledge, claims, attachments or other encumbrances over any Shares (or equity interests in the Shares) or unissued shares in the share capital of the Company; or (iii) reduction of capital carried out by the Company.

h)	There are no legal restrictions under Singapore law on the nationality of the shareholders of the Company or the percentage of local or foreign shareholding in the Company.

2.	Board of Directors

a)	Based on searches conducted with ACRA on 11 February 2026, the composition of the current Board of Directors of the Company is as follows:

Name	Date of Appointment
Goh Kwang Yong	29 October 2019

b)	Based on our review of the Documents, the appointments of the current Board of Directors of the Company are valid and were duly authorised and lodged with ACRA.

3.	Auditor(s)

a)	Pursuant to Section 205(1) of the Companies Act, a company must appoint an auditor within three (3) months from the date of incorporation. However, Section 205A of the Companies Act states that a company which is exempt from audit requirements under Section 205C of the Companies Act is exempt from Section 205(1) of the Companies Act and will not need to appoint an auditor until such time that the company ceases to be exempt under Section 205C of the Companies Act, then, the Company shall appoint a person or persons to be auditor or auditors of the company at any time before the next AGM.

b)	Based on our review of the Documents, the appointment of the Company’s current auditor is valid and was duly authorised and lodged with ACRA.

Name	Date of Appointment
Talent Audit Services	22 May 2025

4.	Dividends

a)	Under Singapore law, the Company may, by ordinary resolution, declare dividends at a general meeting without seeking any governmental approval, but it may not pay dividends in excess of the amount recommended by its directors. The directors of the Company may declare an interim dividend without seeking the approval of its shareholders. Dividends may only be paid out of the profits of the Company. Subject to the foregoing, the Company has the power and authority to effect dividend payments (whether in cash or in kind) to its shareholders under its Constitution.

b)	Under Singapore law and the Constitution of the Company, there are no restrictions on the currency used to effect dividend payments.

c)	There are no exchange controls under Singapore law in respect of the dividend payments to parties in jurisdictions outside Singapore, pursuant to the notice issued by the Monetary Authority of Singapore (“MAS”) on 25 May 1978 (MAS 1103, Reference: ID Circular 6/78 dd 25.5.78) (“MAS Notice 1103”). MAS Notice 1103 provides inter alia that “With effect from 1 June 1978, all persons are exempted from the provisions, obligations, etc, imposed under the various sections of the Exchange Control Act 1953 of Singapore. Therefore, no exchange control formalities or approvals are required for all forms of payments or capital transfers”.

d)	Based on our review of the Documents, the payment of the following dividend is valid and was duly authorised.

Date of payment	Dividend recipient	Number of Shares	Class of shares	Dividend Amount (S$)	Total amount as a % of profit
1 January 2025	Jeneric Holdings Pte. Ltd.	100,000	Ordinary	S$55,486	100%

Notably, the dividend payment for 1 January 2025 was settled by offsetting against the amount due from Jeneric Holdings Pte. Ltd..

C.	Whether the material contracts/agreements entered into by the Company (or in relation to the shares of the Company, as the case may be) which are governed by Singapore law are legally binding, valid and enforceable

Based on our review of the Documents and as confirmed in the Confirmation Letter, for the Track Record Period, the Company has entered into various material contracts, including but not limited to the following:

1.	Purchase Transaction (ID no. 00000421) between the Company and JEBS Enterprise Pte. Ltd., a related party in which Goh Kwang Yong is a common director, dated 31 December 2022;

2.	Master Equipment Lease Agreement between the Company and Jebs Enterprise Pte. Ltd. dated 30 November 2021; and

3.	Equipment Lease Agreement between the Company and Jebs Enterprise Pte. Ltd. dated 1 December 2025.

D.	Disclosure of Singapore laws and regulations applicable to the Company in the Prospectus

The statements set forth in (i) the section titled “Regulatory Environment” of the Prospectus, and the statements set forth in (ii) other sections of the Prospectus insofar as such statements constitute summaries of Singapore legal or regulatory matters referred to therein, fairly summarise in material respects such Singapore legal or regulatory matters and are true, accurate, complete and not misleading in any material respect in the context in which those statements appear.

E.	Whether the Company has the necessary licences, approvals and/or permits from governmental and regulatory authorities which are material for the conduct of its business and operations in Singapore, and any material legal impediments for the Company to renew them

1.	Based on searches conducted with ACRA on 11 February 2026 and the Confirmation Letter, the Company is presently engaged in the following business activities (“Business Activities”):

a)	Building And Repairing of Ships, Tankers and Other Ocean-Going Vessels (Including Conversion of Ships into Off-Shore Structures)

which is in compliance with its Constitution.

2.	As at the date of this Legal Opinion, the Company has obtained the following licences, approvals, consents and/or permits for the conduct of its Business Activities in Singapore:

Description of License/ Approval	Issuing Authority	License / Approval Number	Validity of License
ISO 45001:2018 - provides a framework for an organisation toe stablish, implement, and maintain an effective occupational health and safety management system	Banyan Certification Pte. Ltd.	BYC22-OHSMS-023-5	Expires on 13 October 2027
BizSafe Star - recognises the company’s Workplace Safety and Health Management System is in compliance with the Workplace Safety and Health Act and international standards such as ISO 4500	Workplace Safety and Health Council	E35267	Expires on 13 October 2027

3.	Based on our review of the Documents and the Confirmation Letter, as at the date of this Legal Opinion: (i) we are not aware of any instances where the Company has not obtained the material Singapore governmental licences, authorisations, consents, orders and approvals required for its Business Activities, and (ii) there are no proceedings pending relating to the revocation, modification or non-renewal of any such licenses, consents, authorisations, approvals, orders, certificates and permits.

F.	The Company’s intellectual properties (if any) in Singapore

1.	Based on the Intellectual Property Office of Singapore (“IPOS”) public search conducted on 11 February 2026 and the Confirmation Letter, the Company had not registered or applied for any trademarks, patents and/or domain names in Singapore (the “Intellectual Property Rights”) since its incorporation.

2.	There are no records of any intellectual property applications and registrations by or relating to the Company in Singapore and the Company does not own any other intellectual property rights in Singapore, nor does it have any pending applications for intellectual property rights in Singapore.

G.	Whether the Company owns or rents from third parties any real properties in Singapore and whether the use of these properties is in compliance with the permitted use under the relevant agreement(s) and as permitted by the Urban Redevelopment Authority

Owned Premises

1.	Based on our review of the Documents and the Confirmation Letter, the Company is not the registered proprietor of any real property in Singapore since its incorporation.

Rented Premises

2.	Based on our review of the Documents, the Company does not rent from third parties any real properties in Singapore.

H.	Whether the Company is involved in any legal proceedings or regulatory actions in Singapore

1.	Based on the results of the litigation searches conducted on the Company with the Supreme Court and the State Courts of Singapore on 11 February 2026 (the “Searches”) and the Confirmation Letter:

a)	the Company is not, and has not been, the subject of or involved in any legal proceedings (including insolvency, winding-up or dissolution proceedings), whether as plaintiff or defendant, or action taken or initiated by any regulatory or governmental authority in Singapore; and

b)	no notice of appointment of a receiver, administrator or liquidator of the Company or any of its assets has been issued nor any declaration or order of such been made against the Company (the events described in sub-paragraph (a) above and this sub-paragraph (b) shall be referred to collectively as “Corporate Proceedings”), save as set out in Schedule 3 during the Track Record Period.

Based on our review of the Documents, we are not aware of any shareholders’ resolutions passed in relation to (a) the winding-up, dissolution or liquidation of the Company; or (b) the appointment of a receiver, administrator, liquidator or similar office for the Company.

2.	We are not aware of any actual, pending or threatened Corporate Proceedings (other than those revealed by searches as described in the immediately preceding paragraph) of which the Company is the subject of or is involved in, and there is no evidence that indicates otherwise from our review of the Documents.

Based on the Confirmation Letter, the Company is not involved in any arbitral, disciplinary or similar proceedings in Singapore.

I.	Whether the Company has complied with the requirements of Singapore law in respect of the employment of foreign and local manpower and in respect of laws in relation to labour and trade unions where applicable

General

1.	The Employment of Foreign Manpower Act 1990 of Singapore (“EFMA”) regulates the employment of foreign manpower in Singapore. Non-Singapore resident individuals are required to hold a valid work pass before they can work in Singapore. There are various work passes granted to the individual concerned, such as employment pass, S pass and work permits, depending on the nature of his/her work. Singapore employers are subject to foreign manpower quota prescribed by the Ministry of Manpower (“MOM”) which seeks to encourage employers to hire local employees.

2.	The Employment Act 1968 of Singapore (“Employment Act”) covers every employee (regardless of nationality) who is under a contract of service with an employer, except any seafarer, any domestic worker and any person employed by a statutory board or the government of Singapore. Notwithstanding the foregoing, Part IV of the Employment Act which regulates the rest days, hours of work and other conditions of service, only applies to workmen earning a monthly salary not exceeding S$4,500 and employees (other than workmen or persons employed in a managerial or an executive position) earning a monthly salary not exceeding S$2,600.

3.	Based on our review of the Documents, the foreign workers employed by the Company carry valid and subsisting work passes (i.e. work permits and S passes, as applicable). The Company has complied with the foreign manpower quota prescribed by the MOM for the employment of foreign manpower and obtained all necessary workplace safety and health course certifications under the Workplace Safety and Health Act 2006 of Singapore. We are not aware of any instances of non-compliance based on our review of the Documents.

4.	Further, based on the list of employers convicted under the Employment Act as published by the MOM as at 11 February 2026 for the period of 1 February 2024 to 31 August 2025, we are not aware of any instances of non-compliance by the Company with any obligations under the Employment Act in respect of the employment of foreign and local manpower.

J.	Whether the employment contracts entered into by the Company which are governed by Singapore law are legally binding, valid and enforceable

1.	In respect of the employment contracts entered into by the Company which are governed by Singapore law, there are no employment contracts where the monthly salary of each of these employees is expressed to be higher than S$3,500 (as a materiality benchmark).

Based on the Confirmation Letter, the employment contracts entered into by the Company are legally binding, valid and enforceable under Singapore Law.

K.	Whether the Company has complied with mandatory insurance requirements for its employees under Singapore law

Work injury compensation insurance

1.	Prior to 3 September 2019, Section 23(1) of the Work Injury Compensation Act 2019 of Singapore (“WICA”), read with Regulation 2(b) of the Work Injury Compensation (Waiver from Insurance Requirement) Notification (in force prior to 1 September 2020), requires employers to maintain insurance for all employees doing manual work regardless of salary level, and all employees doing non-manual work and earning S$1,600 or less a month. This requirement is applicable to both local and foreign employees. With effect from 1 April 2021, Section 24 of the WICA read with the Second Schedule of the Work Injury Compensation (Insurance) Regulations 2020 states that the salary threshold for all employees doing non-manual work will be raised to S$2,600.

Policy Number	Description	Expiry Date
60105449	Chubb Work Guard Policy between the insurer, being Chubb Insurance Singapore Limited, and the policyholder, being the Company.	14 May 2026

2.	Based on our review of the Documents and the Confirmation Letter, and save as disclosed in this Legal Opinion, we are of the view that the Company is in compliance with the foregoing requirements in relation to the provision of work injury compensation insurance for its employees.

Medical insurance requirement for work permit and S pass holders

3.	Pursuant to the conditions set out in the First and Second Schedules of the Employment of Foreign Manpower (Work Passes) Regulations 2012 (the “EFM Regulations”), an employer would have to comply with the following requirements for each work permit or S pass holder that it employs:

a)	the employer must purchase and maintain medical insurance with coverage of at least S$60,000 per 12-month period of the foreign employee’s employment (or for such shorter period where the foreign employee’s period of employment is less than 12 months) for the foreign employee’s in-patient care and day surgery except as the Controller of Work Passes may otherwise provide by notification in writing; and

b)	where the employer purchases group medical insurance policy for its foreign employees, it shall not be considered to have satisfied the obligation under this condition unless the terms of its group medical insurance policy are such that each and every individual foreign employee is concurrently covered to the extent required under the conditions in this Part IV of the First Schedule and Part II of the Second Schedule of the EFM Regulations.

Policy Number	Description	Expiry Date
70555573	Chubb Broadform Liability Policy between the insurer being Chubb Insurance Singapore Limited and the policyholder, being the Company.	14 May 2026
DHFGHQ25-000718	EQ Enhanced Foreign Worker Medical Insurance between the insurer being EQ Insurance Company Limited and the policyholder, being the Company.	11 June 2026

4.	Based on our review of the Documents and the Confirmation Letter, and save as disclosed in this Legal Opinion, we are of the view that the Company is in compliance with the foregoing requirements in relation to medical insurance for work permit and S pass holders.

L.	Whether the Company has complied with the requirements of Singapore law in respect of contributions to the CPF for its employees

1.	The CPF is a compulsory social security savings plan for working Singapore citizens and Singapore permanent residents primarily to fund their retirement, healthcare and housing needs. It is administered by the CPF Board, a statutory board of Singapore. Section 7(1) of the Central Provident Fund Act 1953 of Singapore (the “CPF Act”) provides that every employer shall make monthly contributions in respect of each employee to the CPF at the prescribed rates as set out in the First Schedule of the CPF Act. Section 3 of the Central Provident Fund (Exemption) Order 2018 provides that Section 7 of the CPF Act does not apply to foreign employees who are not Singapore citizens or permanent residents of Singapore.

2.	Based on our review of the Documents and save as disclosed in this Legal Opinion, we are of the view that the Company is in compliance with the foregoing requirements in relation to CPF contributions for its employees.

3.	Based on our review of the Documents and the list of employers convicted under the CPF Act published by the CPF Board of Singapore as at 11 February 2026, we are not aware of any instances of non-compliance by the Company in respect of the contribution of CPF under the CPF Act for the period of 1 January 2024 to 31 December 2025.

M.	Matters relating to the Listing

A reorganisation of the Company had been undertaken for the purposes of the Listing (the “Reorganisation”), the steps of which are as described in the Prospectus. Based on our review of the Documents, the Reorganisation is not in breach of or in conflict with any law, regulation, judgement, order, approval or authorisation of any courts, government departments or regulatory authorities in Singapore, or any agreement, deed, instrument or other arrangement to which the Company is a party or by which it, its business or any of its properties or assets is/are bound or affected, and there is nothing from our review of the Documents that indicate otherwise.

Based on our review of the Documents and save as disclosed in this Legal Opinion, we are of the view that:

1.	No approvals, authorisations or consents of and from, or filings with or notifications to any governmental authority or agency in Singapore is required for or as a result of the Listing (including but not limited to the issue, offering and sale of shares under the Listing), save that in relation to the Reorganisation:

a)	the transfer of any Shares shall be duly stamped (i) prior to the transfer, or within 14 days after signing the transfer instrument if it is signed in Singapore (or within 30 days after receiving the transfer instrument in Singapore if it was signed outside Singapore); and (ii) at the stamp duty rate of 0.2% of the purchase price or the value of the Shares; and

b)	the transfer has to be lodged with ACRA within the prescribed timeline (i.e. within 14 days after the occurrence of the transfer) set out in the Companies (Filing of Documents) Regulations.

Based on our review of the Documents, all transfers of Shares in relation to the Reorganisation were duly stamped in accordance with the Stamp Duties Act 1929 of Singapore and duly lodged with ACRA.

2.	The consummation or performance of the transactions contemplated by the Listing (including but not limited to the issue, offering and sale of shares under the Listing) do not contravene, violate, conflict with or constitute a default under: (i) any law, regulation, judgement, ruling, order or decree of Singapore applicable to the Company which is currently in force, (ii) the Company’ constitutional documents and (iii) the Material Contracts.

N.	Tax Matters

Based on the Confirmation Letter:

1.	all tax waivers, tax relief, concession and preferential treatment granted to the Company in Singapore are valid and in full force; and

2.	the Company has duly made all tax filings in a timely manner as required under the applicable Singapore laws and regulations, duly paid all its tax payments and discharged all relevant tax liabilities under the laws of Singapore, and there is no indication of breach of any of its tax-related obligations in Singapore.

VI. ASSUMPTIONS

In considering the Documents and rendering the advice and/or opinions that we have expressed in Section V herein, we have made the following assumptions:

A.	the authenticity and completeness of all Documents provided to us as originals, and the conformity to the originals of all Documents provided to us as copies. As to any matter of fact relevant to the advice and/or opinions expressed herein, we have relied solely upon the statements, representations, and warranties of the Company, the Company and/or their respective representatives without any independent verification;

B.	the genuineness of all signatures, seals, chops, duty stamp or marking on all the Documents;

C.	each party to any of the Documents is an existing legal entity under the laws of the country of its incorporation, with full legal personality and is able lawfully, and each has full authority or capacity, to enter into such Documents, and that each signature on behalf of each party thereto is that of a person authorised to execute the same;

D.	all Documents as reviewed by us are true, accurate, complete and up-to-date, and to the extent that any of the Documents is dated on or before the date of this Legal Opinion, that such Documents remain accurate as at the date of this Legal Opinion and has not been revoked, rescinded or modified or supplemented to in any way;

E.	no party to any of the Documents has entered into any such Documents in consequence of bad faith or fraud, coercion, duress, misrepresentation or undue influence or on the basis of a mistake of fact or law or believing any such Documents to be fundamentally different in substance or in kind from what it is;

F.	all Documents as reviewed by us has been properly stamped, registered and filed (where necessary), and all other procedures that are necessary to perform in order to make the Documents admissible in evidence have been carried out and within the time limits prescribed by applicable Singapore laws;

G.	the board resolutions, shareholders resolutions and statutory registers of each company provided to us for examination (if any) are true and complete and the board resolutions and shareholders resolutions of each company have not been rescinded or modified and they remain in full force and effect and that no other resolution or action has been taken which could affect the validity of the board resolutions or shareholders’ resolutions;

H.	all resolutions reviewed by us were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions in accordance with the constitutional documents of the Company then in force, and that where certified extracts of resolutions have been provided, that the extracts are a true, correct, complete and accurate record of the actual resolutions approved and passed by the directors or shareholders (as the case may be) of the Company in accordance with the constitutional documents of the Company then in force;

I.	the correctness and accuracy of all facts and information stated or given in all Documents, and in particular, that the information contained in the Searches on the Company is true, accurate and complete and that such information has not since the dates on which such searches have been conducted been altered and that such searches did not fail to disclose any information which had been delivered for registration but did not appear on the public records at the date on which such searches are made;

J.	that all opinions and views expressed in the Confirmation Letter are honestly held and that all such opinions and views expressed were when made and continue to be based on reasonable assumptions and that all statements of fact by any of the foregoing persons were when made and continue to be true, accurate, correct and not misleading in any way; and that they have not omitted to inform us of any matter or thing which is material in relation to the enquiries raised by us;

K.	other than as disclosed in the Searches on the Company, no corporate or other actions have been taken by the Company or any third-party and no other steps have been taken or legal proceedings (other than in a Singapore court) instituted against the Company, for its bankruptcy, insolvency or liquidation (howsoever defined) under the laws of any jurisdiction which may be applied to it, and no previous similar event has taken place with regard to the Company; and

L.	no foreign law affects our advice and/or opinions set out in Section V herein.

The making of the above assumptions does not imply that we have made any enquiry to verify any assumption (other than as expressly stated in this Legal Opinion). No assumption specified above is limited by reference to any other assumption.

VII. QUALIFICATIONS

Our advice and/or opinions set out in Section V herein are subject to the following qualifications:

A.	we express no advice and/or opinions on the accuracy and completeness of any statements or warranties of fact set out in any agreement, as to which statements or warranties we have not independently verified;

B.	we express no advice and/or opinions as to the ability of the relevant parties to any of the agreements to observe and comply with their respective obligations thereunder;

C.	we express no advice and/or opinions on legal or regulatory requirements of any foreign legal system or law other than Singapore;

D.	we express no advice and/or opinions on any issues relating to tax or revenue, nor the business or commercial implications of any matter or on financial, accounting or actuarial issues, the adequacy of any insurance arrangements or the value or the physical condition of any asset; and

E.	the term “enforceable” as used in this Legal Opinion means that the obligations assumed by the Company and/or the Company (as the case may be) under any agreement are of a type which in general terms are capable of being enforced by the Singapore courts. It does not mean that the obligations under any agreement will necessarily be enforced exactly in accordance with their terms, in particular:

1.	the validity, performance and enforcement of the relevant agreement may be limited by statutes of limitation, lapse of time, waiver and by laws relating to bankruptcy, insolvency, merger, consolidation, liquidation, possessory liens, rights of set off, moratorium arrangements or similar laws affecting creditors’ rights generally and claims may be or become subject to set off or counter claim of third-parties as well as applicable international sanctions;

2.	where obligations are required to be performed in a jurisdiction outside Singapore, they may not be enforceable in Singapore to the extent that performance would be illegal or contrary to public policy under the laws of that jurisdiction;

3.	enforcement may be limited by general principles of equity, for instance, equitable remedies such as injunction and specific performance are, in general, discretionary remedies under Singapore law and may not be available where damages are considered to be an adequate and appropriate remedy;

4.	the enforcement of the obligations of the parties may be limited by the provisions of Singapore law applicable to agreements held to have been frustrated by events happening after their execution;

5.	enforcement proceedings are subject to the general jurisdiction of the court in regard to awards of costs, even as against a successful party;

6.	any provision in any of the relevant agreements providing for the severance of any provision which is illegal, invalid or unenforceable may not be binding under the laws of Singapore as it depends on the nature of the illegality, invalidity or unenforceability in question which issue would be determined by a Singapore court at its discretion;

7.	a Singapore court may refuse to give effect to clauses in any of the relevant agreements in respect of the costs of unsuccessful litigation brought in a Singapore court or where the court itself made an order for costs;

8.	in appropriate circumstances and at the court’s discretion, the courts of Singapore may render judgments in foreign currencies (such judgments may, however, have to be converted into local currencies for enforcement purposes);

9.	the courts of Singapore may refuse to accept jurisdiction or stay proceedings in certain circumstances (for example, if the matter concerned is res judicata, if litigation is pending in another forum on the same matter or if another forum is more convenient);

10.	where a party to any of the agreements is vested with a discretion or may determine a matter in its opinion, Singapore law may require such discretion to be exercised reasonably or that such an opinion is based upon reasonable grounds;

11.	an obligation to pay an amount may be unenforceable if the amount is held to constitute a penalty;

12.	a Singapore court may refuse to give effect to any provision which would involve the enforcement of foreign revenue or penal or other public laws;

13.	a judgment rendered by a court of a foreign country has no direct operation in Singapore but may be:

a)	enforceable by registration (where available) or by common law action; or

b)	(subject to certain conditions) recognised as conclusive of an issue in an action or as conclusive between the parties thereto in all proceedings founded on the same cause of action, and relied on by way of defence or counterclaim in any such actions;

14.	the enforcement of any agreement may be affected if it has been entered into for the purpose of or in connection with money laundering or any other unlawful activity;

15.	we have assumed that the choice of the laws of Singapore in the respective agreements (where applicable) is bona fide and not in contravention of public policy. The choice of law governing any agreement will only be recognised and upheld by the Singapore courts provided that the same is bona fide and there being no reasons for avoiding it for reason of contravention of public policy. A choice of law clause may also not be upheld if it was made with the express purpose of avoiding the law of a jurisdiction with which the relevant agreement has the most substantial connection and which, if in the absence of the stated choice of law would have invalidated the relevant agreement or been inconsistent with it;

16.	the failure to exercise a right may be held by a Singapore court to operate as a waiver of that right notwithstanding any provision to the contrary in any agreement;

17.	the effectiveness of any provisions exculpating a party from liability or duty otherwise owed may be limited by law;

18.	our advice and/or opinions in Section V herein is subject to any limitation on the legality, validity, enforceability or binding nature of the Documents resulting from:

a)	any amendment, waiver, variation or discharge, whether effected by a further or supplemental agreement, side letter or other document or medium, arrangement, course of dealings or otherwise (whether or not evidenced in writing) which may affect such agreements or other matters not expressly disclosed by or apparent on the face of those agreements; or

b)	the possibility that an on-demand obligation may not be enforceable as such in circumstances where fraud has occurred; and

19.	the terms and conditions of the relevant agreements may be amended, revised, varied and/or supplemented orally or by course of conduct notwithstanding any provisions to the contrary.

VIII. BENEFIT OF THIS LEGAL OPINION

We are addressing this Legal Opinion to the Company and the underwriters to the share offer, at their request and for their benefit, and this Legal Opinion is not to be disclosed to or relied upon by any other person, firm or entity or in respect of any other matter except that it may be provided and disclosed (but not relied upon without our prior written consent) to your respective advisers, directors, officers, employees, agents and controlling persons, The NASDAQ, the Securities and Exchange Commission of the United States of America, or otherwise required by law or rules or regulations, or order of a court or authority, provided always that prior written notice is given to us. This Legal Opinion and/or its contents, as well as our firm’s name and details, may be disclosed, extracted or referenced in the Prospectus and other documents related to the Listing with our prior written consent as to the form and context in which it appears.

IX. CONSENT

We hereby consent to the references to our name in the Prospectus. Further, we hereby consent to the filing with the Securities and Exchange Commission of the United States of America of this legal opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ SHOOK LIN & BOK LLP

SHOOK LIN & BOK LLP

SCHEDULE 1 – REFERENCE DOCUMENTS

Documents relating to incorporation and good standing

1.	Certificate Confirming Incorporation of Company on 29 October 2019 dated 17 March 2025; and

2.	Constitution of the Company dated 29 October 2019.

Documents relating to change of office address

3.	Directors’ Resolutions in Writing dated 8 May 2025; and

4.	ACRA Filing dated 8 May 2025.

Documents relating to past and present directors

5.	Electronic register of directors dated 18 August 2025;

Documents relating to appointment of Goh Kwang Yong as director of the Company on 29 October 2019

6.	ACRA Filing dated 29 October 2019;

7.	Form 45 dated 29 October 2019; and

8.	Directors’ Resolutions in Writing: minutes of the first directors’ meeting dated 29 October 2019;

Documents relating to past and present secretaries

9.	Electronic register of secretaries dated 18 August 2025;

Documents relating to appointment of Florence Tan Suk Phern as a secretary of the Company on 29 October 2019

10.	Form 45B dated 29 October 2019;

11.	ACRA Filing dated 29 October 2019; and

12.	Directors’ Resolutions in Writing: minutes of the first directors’ meeting dated 29 October 2019.

Documents relating to past and present auditors

13.	Electronic register of auditors dated 18 August 2025.

Documents relating to appointment of Hall Chadwick Assurance PAC as an auditor of the Company on 11 June 2021

14.	ACRA Filing dated 18 June 2021;

15.	Directors’ Resolutions in Writing dated 11 June 2021;

16.	Minutes of Extraordinary General Meeting dated 11 June 2021; and

17.	Letter of Appointment dated 11 June 2021.

Documents relating to the cessation of Hall Chadwick Assurance PAC as the auditor of the Company on 22 May 2025

18.	ACRA Filing dated 28 May 2025;

19.	Directors’ Resolution in Writing dated 22 May 2025;

20.	Notice of EGM dated 22 May 2025;

21.	Consent to Shorter Notice dated 22 May 2025; and

22.	Minutes of EGM dated 22 May 2025.

Documents relating to appointment of Talent Audit Services as the auditor of the Company on 22 May 2025

23.	ACRA Filing dated 28 May 2025;

24.	Directors’ Resolution in Writing dated 22 May 2025;

25.	Notice of EGM dated 22 May 2025;

26.	Consent to Shorter Notice dated 22 May 2025; and

27.	Minutes of EGM dated 22 May 2025.

Documents relating to Annual General Meetings (“AGM”)

For the financial year ended 31 December 2020 – AGM held on 23 August 2021

28.	Statutory filing of Annual Return dated 28 September 2021;

29.	Directors’ Resolution in Writing dated 23 August 2021;

30.	Notice of AGM dated 23 August 2021; and

31.	Consent to Shorter Notice of AGM dated 23 August 2021.

For the financial year ended 31 December 2021 – AGM held on 29 August 2022

32.	Statutory filing of Annual Return dated 30 September 2022;

33.	Directors’ Resolution in Writing dated 12 August 2022;

34.	Notice of AGM dated 12 August 2022; and

35.	Consent to Shorter Notice of AGM dated 12 August 2022.

For the financial year ended 31 December 2022 – AGM held on 30 June 2023

36.	Statutory filing of Annual Return dated 31 July 2023;

37.	Directors’ Resolution in Writing dated 10 May 2023;

38.	Notice of AGM dated 10 May 2023; and

39.	Consent to Shorter Notice of AGM dated 10 May 2023.

For the financial year ended 31 December 2023 – AGM held on 29 August 2024

40.	Statutory filing of Annual Return dated 28 November 2024;

41.	Directors’ Resolution in Writing dated 28 August 2024;

42.	Notice of AGM dated 28 August 2024; and

43.	Consent to Shorter Notice of AGM dated 28 August 2024.

For the financial year ended 31 December 2024 – AGM held on 30 June 2025

44.	Statutory filing of Annual Return dated 29 July 2025;

45.	Directors’ Resolution in Writing dated 30 June 2025;

46.	Notice of AGM dated 30 June 2025; and

47.	Consent for Shorter Notice of AGM dated 30 June 2025.

Documents relating to the issuance of shares

48.	Electronic register of members of the Company dated 18 August 2025.

Issuance of one hundred thousand (100,000) ordinary shares to Goh Kwang Yong on 29 October 2019

49.	ACRA filing dated 29 October 2019;

50.	Directors’ Resolutions in Writing: minutes of the first directors’ meeting dated 29 October 2019; and

51.	Share certificate No. 1 dated 29 October 2019.

Documents relating to the transfer of shares

52.	Register of transfers dated 28 June 2025.

Transfer of 100,000 ordinary shares from Goh Kwang Yong to Jeneric Holdings Pte. Ltd. on 14 June 2017

53.	Directors’ Resolutions in Writing dated 22 September 2020;

54.	Share transfer form dated 22 September 2020;

55.	ACRA filing dated 22 September 2020;

56.	Stamp duty certificate dated 22 September 2020; and

57.	Share certificate No. 2 dated 22 September 2020;

Transfer of 100,000 ordinary shares from Jeneric Holdings Pte. Ltd. to Ascendo Global Limited on 15 May 2025

58.	Stamp duty certificate dated 15 May 2025;

59.	Directors’ Resolutions in Writing dated 7 May 2025;

60.	Share transfer form dated 7 May 2025;

61.	ACRA Filing dated 15 May 2025; and

62.	Share certificate No. 3 dated 21 May 2025.

Documents relating to the share swap

63.	Share swap agreement between Jeneric Holdings Pte. Ltd., APEX Global Solutions Limited and Ascendo Global Limited dated 20 May 2025 and its related Schedules;

64.	Directors’ Resolution in Writing for Ascendo Global Limited to enter into the share swap agreement dated 20 May 2025;

65.	Directors’ Resolution in Writing for Jeneric Holdings Pte. Ltd. to enter into the share swap agreement dated 20 May 2025;

66.	Share transfer form dated 20 May 2025 between Jeneric Holdings Pte. Ltd. and APEX Global Solutions Limited;

67.	Share certificate No. 1 (Cancelled) in relation to Jeneric Holdings Pte. Ltd. holding of 2 ordinary shares in Ascendo Global Limited dated 9 April 2025;

68.	Share certificate No. 2 in relation to APEX Global Solutions Limited holding of 2 ordinary shares in Ascendo Global Limited dated 20 May 2025;

69.	Share certificate No. 15 (Cancelled) in relation to Jeneric Holdings Pte. Ltd.’s holding of 27,500,000 Class B ordinary shares in APEX Global Solutions Limited dated 20 May 2025;

70.	APEX Global Solutions Limited Directors’ Resolutions in Writing, Consent of appointment as director for Kwang Yong Goh, Pik Wei Yang, Hwee Chein Wan, Tze Kong Lok and Application for Shares by Jeneric Holdings Pte Ltd, all dated 20 May 2025; and

71.	Stamped Register of Members for Ascendo Global Limited dated 7 September 2025.

Documents relating to dividend payments

72.	Excel spreadsheet containing details of the dividend payment provided by the Company;

73.	Directors’ Resolution in Writing dated 1 January 2025; and

74.	Dividend voucher dated 1 January 2025.

Documents relating to material contracts

75.	Trade Transactions (Purchases) between related parties dated 1 January 2022 to 28 February 2025;

76.	Master Equipment Lease Agreement between the Company and Jebs Enterprise Pte. Ltd. dated 30 November 2021; and

77.	Equipment Lease Agreement between the Company and Jebs Enterprise Pte. Ltd. dated 1 December 2025.

Documents relating to leased properties

78.	Tenancy Agreement dated 1 September 2024 between Jebs Enterprise Pte. Ltd. and Falcon Piling Pte. Ltd. in respect of the lease of 1 Tuas View Place, #03-14 Westlink One, Singapore 637433 from 1 November 2024 to 31 October 2026.

Documents relating to insurance

79.	Chubb Broadform Liability Policy (Policy No. 70555573) issued by Chubb Insurance Singapore Limited on 20 May 2024;

80.	Chubb Broadform Liability Policy (Policy No. 70555573) Certificate of Insurance issued by Chubb Insurance Singapore Limited on 10 May 2025;

81.	Chubb Work Guard Policy (Policy No. 60105449) issued by Chubb Insurance Singapore Limited on 20 May 2024;

82.	Chubb Work Guard Policy (Policy No. 60105449) Certificate of Insurance issued by Chubb Insurance Singapore Limited on 10 May 2025; and

83.	EQ Enhanced Foreign Worker Medical Insurance Policy Schedule (Policy No. DHFGHQ25-000718) issued by EQ Insurance Company Limited on 10 June 2025.

Documents relating to licenses, approvals and certifications

84.	ISO 45001:2018 (License No. BYC22-OHSMS-023-5, Issue No. 02) issued by the Banyan Certification Pte Ltd, expiring on 13 October 2027; and

85.	BizSafe Star (Certification No. E35267) issued by the Workplace Health and Safety Council, expiring on 13 October 2027.

Documents relating to employment matters

86.	Employee list provided by the Company as at 8 February 2026;

87.	List of employers convicted under the Employment Act as published by the MOM as at 11 February 2026 for the period of 1 February 2024 to 31 August 2025; and

88.	List of employers convicted under the CPF Act as published by the CPF Board of Singapore as at 11 February 2026 for the period of 1 January 2024 to 31 December 2025.

Searches conducted

89.	Business profile search conducted on 11 February 2026 with ACRA on the Company;

90.	IPOS public search conducted on 11 February 2026 on the Company;

91.	Litigation Searches dated 11 February 2026 – Insolvency (Including Judicial Management) (Supreme Court) (1 January 2022 – 11 February 2026) on the Company;

92.	Litigation Searches dated 11 February 2026 – Composite Litigation Search (Supreme Court / State Courts) (1 January 2022 – 11 February 2026) on the Company;

93.	Litigation Searches dated 11 February 2026 – Bankruptcy (Supreme Court) (1 January 2022 – 11 February 2026) on Wan Hwee Chein and Goh Kwang Yong; and

94.	Litigation Searches dated 11 February 2026 – Composite Litigation Search (Supreme Court / State Courts) (1 January 2022 – 11 February 2026) on Wan Hwee Chein and Goh Kwang Yong.

Confirmation letter

95.	Confirmation letter from the Company dated 11 February 2026.

SCHEDULE 2 – SHAREHOLDING

Date	Issue / Transfer	Shareholder(s)	No. of Shares issued/ transferred	Consideration	Resultant issued and paid-up share capital (S$)	Remarks
29 October 2019	Issue	Goh Kwang Yong	100,000 ordinary shares	S$100,000.00	S$100,000 comprising 100,000 ordinary shares	Incorporation
22 September 2020	Transfer	Goh Kwang Yong > Jeneric Holdings Pte. Ltd.	100,000 ordinary shares	S$100,000.00	S$100,000 comprising 100,000 ordinary shares
21 May 2025	Transfer	Jeneric Holdings Pte. Ltd. > Ascendo Global Limited	100,000 ordinary shares	S$100,000.00	S$100,000 comprising 100,000 ordinary shares	Reorganisation

Notes:

(1)	“>“ refers to transferred to.

SCHEDULE 3 – SEARCHES ON THE COMPANY

Court	Case Details	Plaintiff(s)	Defendants(s)	Nature of Claim / Amount	Outcome
N/A	N/A	N/A	N/A	N/A	N/A